EXHIBIT 4.2.2

                       Addendum #1 to Consulting Agreement
                             Dated October 23, 1996
            Between Plexus Ventures, Inc. and Bentley Pharmaceuticals


         The second paragraph of the section "Success Fees", page two of the Agreement is expanded to read as follows:

         Plexus Ventures will have the option to receive success fees in shares of Bentley Pharmaceuticals, in cash or in a combination of the two. The value of Bentley shares for this purpose will be calculated, on a transaction by transaction basis, as the average of the daily closing prices for the 20 trading days immediately preceding the signing dates of Letters-of Intent, or equivalent undertakings, confirming the transactions.

Accepted for:

Plexus Ventures, Inc.                             Bentley Pharmaceuticals

/s/ John F. Chappell                              /s/ James R Murphy
John F. Chappell                                  James R. Murphy
President                                         Chief Executive Officer
Date: July 10, 1997                               Date: 18 July 1997